EXHIBIT (10)

FORM OF LONG-TERM INCENTIVE AWARD

DATE:	[DATE]

TO:	[AWARDEE]

RE:	NOTICE OF CASH INCENTIVE UNIT AWARD,
NONQUALIFED STOCK OPTION AND
RESTRICTED STOCK UNIT AWARD

Congratulations on your [YEAR] long-term incentive award! This is to certify that your long-term incentive award, determined based on your performance and in recognition of your past and expected future efforts and contributions to the company, is $[AMOUNT]. In accordance with the plan design, [PERCENTAGE]% of your award has been converted to [NUMBER] cash incentive units (CIUs) to be granted under the Pitney Bowes Inc. Key Employees Incentive Plan (the “KEIP”). Another [PERCENTAGE]% of your award has been converted to [NUMBER] stock options to be granted under the Pitney Bowes 2007 Stock Plan (the “2007 Stock Plan,” and together with the KEIP, the “Plans”) based on the Black-Scholes value of $[   ] per option on the date of grant, and the remaining [PERCENTAGE]% has been converted to [NUMBER] Restricted Stock Units based on the fair market value of Pitney Bowes common stock on the date of award (fair market value on the date of grant is the closing price of Pitney Bowes common stock) to be granted under the 2007 Stock Plan. Capitalized terms used but not defined herein are defined in the applicable Plan. The details of your award are described on the following pages.

Cash Incentive Units (CIUs)

The value of your CIU grant at target is $[AMOUNT]. The date of grant, target value, number of units, and vesting date are specified below. Your award will be payable based on pre-established performance standards being met. The details of this program will be discussed in a separate communication.

Grant Date	Target Value	Cash Incentive Units	Vesting Date

Stock Options

You have been granted an option to purchase shares of Pitney Bowes Inc. common stock under the 2007 Stock Plan. The date of grant, the number of shares on which the option has been granted, the option exercise price, the vesting provisions and the expiration of the option grant term are specified below.

Nonqualified Stock Options

Grant Date	Stock Option Shares	Option Exercise Price	Vesting Period / Date	Expiration Date
$

Your stock option grant will vest in [NUMBER] equal installments on each of the first [NUMBER] Anniversary Dates of the Grant Date.

Restricted Stock Units

A restricted stock unit represents your right to one share of Pitney Bowes stock after a specified restriction period. The overall value of this vehicle is the underlying share price at grant and subsequent stock price appreciation. The date of award, the number of units that have been awarded, the award date price, and the vesting provisions are specified below.

Award Date	Restricted Stock Units	Award Date Price	Vesting Period / Date
$

Your restricted stock unit grant will vest in [NUMBER] equal installments on each of the Anniversary Dates of the Grant Date provided that the Income from Continuing Operations (IFCO) performance criteria is satisfied as specified below.

If the Company’s cumulative IFCO, as calculated by the Company using Generally Accepted Accounting Principles, for calendar year [YEAR] equals or exceed [PERCENT]% of [PREVIOUS YEAR] IFCO, the IFCO performance criteria requirement shall be met. The Executive Compensation Committee of the Board of Directors in its sole discretion shall determine whether the IFCO performance criteria set forth under this award has been met.

Termination Provisions:

The Plans provide for what happens in the event of certain terminations of employment with Pitney Bowes. The following charts describe the more common termination events:

   CIU’s:

TERMINATION EVENT	TREATMENT OF CASH INCENTIVE UNIT CYCLES IN PROGRESS
Death, Disability* or Retirement / bridged to retirement	Prorated based on full months of service through date of death, disability, or retirement / or last day actually worked
Involuntary termination other than for cause (provided that the awardee has executed a written severance agreement acceptable to the Company and is NOT retirement eligible or bridged to retirement)	Prorated – provided that the award has been outstanding for at least one year as of the last day actually worked
Voluntary resignation	Forfeited

Termination for cause, Gross Misconduct.	Forfeited

   Stock Options:

TERMINATION EVENT	VESTING TREATMENT OF OPTIONS	POST-EMPLOYMENT EXERCISABILITY OF VESTED OPTIONS
Death or Disability*	Immediate Vesting	Remainder of original term
Retirement / bridged to retirement	Accelerated at Retirement (provided that the grant is partially vested as of the last day actually worked)	Remainder of original term
Involuntary termination other than for cause (provided that the awardee has executed a written severance agreement acceptable to the Company and is NOT retirement eligible or bridged to retirement)	Vesting continues according to the terms of the applicable severance agreement (provided that the grant is partially vested as of the last day actually worked)	Exercise according to Plan terms and the terms of the applicable severance agreement
Voluntary resignation	Forfeited	3 months
Gross Misconduct	Forfeited	Forfeited

   Restricted Stock Units:

TERMINATION EVENT	TREATMENT OF UNVESTED RESTRICTED STOCK UNITS
Death or Disability*	Immediate Vesting
Retirement / bridged to retirement	Immediate vesting at Retirement (provided that the award is partially vested as of the last day actually worked)
Involuntary termination other than for cause (provided that the awardee has executed a written severance agreement acceptable to the Company and is NOT retirement eligible or bridged to retirement)	Vesting continues according to the terms of the applicable severance agreement (provided that the grant is partially vested as of the last day actually worked)
Voluntary resignation	Forfeited
Gross Misconduct	Forfeited
* Disability vesting occurs after the completion of 2 years on long term disability, or on the date of termination of employment due to disability, whichever is earlier.

Rights of the Participant with Respect to the Restricted Stock Units
The restricted stock units granted pursuant to this award do not and shall not entitle awardee to any rights of a shareholder of common stock. Participants holding restricted stock units shall not be entitled to receive cash payments equal to any cash dividends and other distributions paid with respect to corresponding number of shares of company stock (dividend equivalent units) nor shall the awardee have voting rights as a shareholder of the company with respect to restricted stock units.

Conversion of Restricted Stock Units; Issuance of Common Stock
After any restricted stock units vest, the company shall promptly cause to be issued common stock in book-entry form as soon as practicable after the vesting date registered in the awardee’s name which are granted in payment of such vested whole restricted stock units. In the case of death, common stock registered in the name of awardee’s legal representatives, beneficiaries or heirs will be granted. Upon vesting, the fair market value of the restricted stock unit will be considered ordinary income to you. The company will calculate the fair market value of the restricted stock units at vesting and determine the appropriate taxes required to fulfill the minimum federal, state and local withholding requirements. Fair market value is the average of the high and low price of the common stock on the vesting date. [NUMBER] year ratable vesting will occur on the first Tuesday in February of each year following the award date. The company will withhold the number of units having the fair market value sufficient to satisfy the statutory minimum withholding tax. The value of any fractional restricted stock unit shall be used towards the awardee’s federal tax obligations. The company will issue the net value in whole shares of Pitney Bowes Inc. common stock posted to the employee’s account. Upon settlement of the restricted stock units into common shares of the company stock, the awardee will obtain full voting rights and will be entitled to receive cash dividends and other distributions paid with respect to company stock.

No Vested Rights; Waiver of Claims
This award is granted solely on a discretionary basis considering past and expected future performance and is not intended to create a right or entitlement. Any actual or unrealized gain related to the award will not be considered regular compensation for purposes of severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, whether under statutory or common law. In addition, no awardee is entitled to have any vested right to continue to receive future awards, nor shall any awards granted to an awardee become a benefit or entitlement of employment. You will have no rights, claim or entitlement to compensation or damages as a result of your termination of employment for any reason whatsoever (whether or not in breach of contract or local law), insofar as these rights, claim or entitlement arise or may arise from (i) your ceasing to have rights under or be entitled to any award as a result of such termination or (ii) loss or diminution in value of the award as a result of such termination, and you irrevocably release your employer, the Company and its affiliates, as applicable, from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then, by accepting this award, you will be deemed to have irrevocably waived your entitlement to pursue such rights or claim. By accepting this award, you authorize the company to withhold appropriate taxes if and when it determines the award becomes taxable to you. If you engage in “Gross Misconduct”, as defined in the Plans, all of your outstanding awards as of your date of termination shall be forfeited immediately. The plan and programs under which future stock options, restricted stock units and cash incentive units are awarded are subject to amendment, modification or termination by the company at any time.

Data Privacy
In order for Pitney Bowes to perform its administrative and legal requirements under the Plan, you agree to allow the company to collect, process and transfer personal data about you, as described below. Such data includes, without limitation, the information provided in the award materials and other personal data such as your name, work address, work telephone, employment status, salary, details of common stock and awards for common stock held or previously made and any other personal data required and relevant to the administration of the Plans, tax compliance and reporting purposes. Because Pitney Bowes is a multinational company, in the case of non-U.S. residents, such personal data will be transferred to the United States of America and possibly to other locations where Plan administration information collection and processing may occur.

Your explicit consent to collect, use, store and transfer any such personal data extends to Pitney Bowes Inc. and any of its subsidiaries, any outside third-party plan administrators as selected by the company and any other person that the company may engage in the administration of the Plans. You may exercise your right to access and correct your personal data at any time by contacting your local human resources representative or by accessing SAP, where available. By accepting this award, you give your explicit and voluntary consent to the collection, use, and storage of your personal data for purposes described in this award.

Terms of the Pitney Bowes Stock Plan
The option and restricted stock unit award is subject in all respects to the detailed terms and conditions of the 2007 Stock Plan. Further information concerning the Plan appears in the enclosed prospectus and is also available online at www.computershare.com. This document, dated [DATE] constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933. You should read all of these documents to understand important information about this program, the Company and its stock, the terms of your participation in the program and the tax implications of the program.
[signature page follows]

IN WITNESS WHEREOF, this option, restricted stock unit, and cash incentive unit Award has been duly executed as of [DATE].

Pitney Bowes Inc.

By:

Senior Vice President and
Chief Human Resources Officer

By receipt of this Notice of Grant, you agree to accept the terms of the award as set forth herein, in the Pitney Bowes Inc. 2007 Stock Plan and in the Pitney Bowes Inc. Key Employees Incentive Plan.